UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 15, 2024

XWELL, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34785	20-4988129
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

254 West 31st Street, 11th Floor, New York, New York	10001
(Address of principal executive offices)	(Zip Code)

(212) 750-9595

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions(see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	XWEL	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On August 16, 2024, XWELL, Inc. (the “Company”) entered into the Tax Benefits Preservation Plan (the “Plan”), between the Company and Equiniti Trust Company, LLC, as rights agent (the “Rights Agent”). By adopting the Plan, the Board of Directors of the Company (the “Board”) is seeking to preserve for the Company’s stockholders the value or availability of certain of the Company’s tax attributes (the “Tax Attributes”). The Company currently has Tax Attributes which may entitle the Company to either reduce income taxes that may otherwise become due or to seek a refund of income taxes due with respect to the Company’s current fiscal 2024 tax year totaling up to as much as approximately $67.3 million of tax reductions. These Tax Attributes may be materially reduced or eliminated by a “change of ownership” of the Company (a “change of ownership”) under Section 382 of the Internal Revenue Code (the “Code”). If a change of ownership were to occur, the actual amount of Tax Attributes that could be materially reduced or eliminated would depend upon various factors, including when the change of ownership occurred. Generally, a change of ownership will occur if the percentage of the Company’s stock owned by one or more “five percent stockholders” increases by more than fifty percentage points over the lowest percentage of stock owned by such stockholders at any time during the prior three-year period or, if sooner, since the last change of ownership experienced by the Company.

The Plan is intended to act as a deterrent to any person acquiring 4.99% or more of the outstanding shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), or any existing 4.99% or greater holder from acquiring any additional shares of Common Stock without the approval of the Board. This would mitigate the threat that share ownership changes present to the Tax Attributes because changes in ownership by a person owning less than 4.99% of the Common Stock are not included in the calculation of “change of ownership” for purposes of Section 382 of the Code. The Plan includes a procedure whereby the Board may consider requests to exempt certain proposed acquisitions of Common Stock from the applicable ownership trigger if the Board determines that the requested acquisition will not limit or impair the value or availability of the Tax Attributes to the Company.

The Rights will cause substantial dilution to a person or group that acquires 4.99% or more of the Common Stock on terms not approved by the Board. The Rights should not interfere with any merger or other business combination approved by the Board at any time prior to the first date that a person or group has become an Acquiring Person (as described below).

In connection with its adoption of the Plan, on August 15, 2024, the Board declared a dividend of one Series A Junior Participating Preferred Stock purchase right (the “Rights”) for each outstanding share of Common Stock under the terms of the Plan. The dividend is payable on August 26, 2024 to the stockholders of record as of the close of business on August 26, 2024 (the “Record Date”). Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series A Junior Participating Preferred Stock, par value $0.01 per share, of the Company (the “Preferred Stock”) at a price of $7.50 per one one-thousandth of a share of Preferred Stock (the “Purchase Price”), subject to adjustment. The description and terms of the Rights are set forth in the Plan.

As a result of declaring a dividend of the Rights, until the earlier to occur of (i) the tenth business day following the public announcement that a person or group has become an “Acquiring Person” by acquiring or obtaining the right to acquire beneficial ownership of 4.99% or more of the outstanding shares of Common Stock (or the Board becoming aware of an “Acquiring Person”) or (ii) the tenth business day following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 4.99% or more of the outstanding shares of Common Stock, in each case with certain exceptions (the earlier of such dates being called the “Distribution Date”), the Rights will be evidenced, with respect to the Common Stock certificates outstanding as of the Record Date (or any book-entry shares in respect thereof), by such Common Stock certificate (or registration in book-entry form), and the Rights will be transferable only in connection with the transfer of Common Stock. Notwithstanding the foregoing, any person or group that beneficially owns 4.99% or more of the outstanding shares of Common Stock on the Record Date (an “Existing Holder”) will not be deemed an Acquiring Person under the Plan unless and until such person or group acquires beneficial ownership of one or more additional shares of Common Stock. The Board (or a committee thereof) may, in its sole discretion, exempt any person or group from being deemed an Acquiring Person for purposes of the Plan if the Board determines that such person’s or group’s ownership of Common Stock will not jeopardize or endanger the value or availability of certain of the Tax Attributes, or if the Board in good faith determines that such person shall be an exempt person.

The Plan provides that, until the Distribution Date (or earlier expiration or redemption of the Rights), (i) the Rights will be attached to and will be transferred with and only with the Common Stock; (ii) new shares of Common Stock issued after the Record Date upon transfer or new issuances of Common Stock will contain a notation incorporating the Plan by reference (with respect to shares represented by certificates) or notice thereof will be provided in accordance with applicable law (with respect to uncertificated shares); and (iii) the surrender for transfer of any certificates representing shares of Common Stock outstanding as of the Record Date or the transfer by book-entry of any uncertificated shares of Common Stock, will also constitute the transfer of the Rights associated with such shares.

The Rights are not exercisable until the Distribution Date. The Rights will expire upon the earliest of: (i) the close of business on the third anniversary of the adoption of the Plan (the “Final Expiration Date”); (ii) the time at which the Rights are redeemed pursuant to the Plan, (iii) the time at which the Rights are exchanged pursuant to the Plan; (iv) the closing of any merger or other acquisition transaction involving the Company pursuant to an agreement approved by the Board; (v) the close of business on the effective date of the repeal of Section 382 of the Code if the Board determines that the Plan is no longer necessary or desirable for the preservation of the Tax Attributes; or (vi) the close of business on the first day of a taxable year of the Company to which the Board determines that no Tax Attributes may be carried forward or otherwise utilized.

The Purchase Price payable, and the number of shares of Preferred Stock or other securities or property issuable, upon exercise of the Rights is subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Stock, (ii) upon the grant to holders of the Preferred Stock of certain rights or warrants to subscribe for or purchase Preferred Stock at a price, or securities convertible into Preferred Stock with a conversion price, less than the then-current market price of the Preferred Stock or (iii) upon the distribution to holders of the Preferred Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends or dividends payable in Preferred Stock) or of subscription rights or warrants (other than those referred to above).

The number of outstanding Rights is subject to adjustment in the event of a stock dividend on the Common Stock payable in shares of Common Stock or subdivisions, consolidations or combinations of the Common Stock occurring, in any such case, prior to the Distribution Date.

Shares of Preferred Stock purchasable upon exercise of the Rights will not be redeemable. Each share of Preferred Stock will be entitled, when, as and if declared, to a minimum preferential quarterly dividend payment of an amount equal to 1,000 times the dividend declared per share of Common Stock, subject to adjustment. In the event of liquidation, dissolution or winding up of the Company, the holders of the Preferred Stock will be entitled to a minimum preferential payment of the greater of (a) $10.00 per share (plus any accrued but unpaid dividends), and (b) an amount equal to 1,000 times the payment made per share of Common Stock. Each share of Preferred Stock will have 1,000 votes, voting together with the Common Stock. Finally, in the event of any merger, consolidation or other transaction in which outstanding shares of Common Stock are converted or exchanged, each share of Preferred Stock will be entitled to receive 1,000 times the amount received per share of Common Stock. These rights are protected by customary antidilution provisions.

Because of the nature of the Preferred Stock’s dividend, liquidation and voting rights, the value of the one one-thousandth interest in a share of Preferred Stock purchasable upon exercise of each Right should approximate the value of one share of Common Stock.

In the event that any person or group becomes an Acquiring Person, each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereupon become null and void), will thereafter have the right to receive upon exercise of a Right (including payment of the Purchase Price) that number of shares of Common Stock having a market value of two times the Purchase Price.

At any time after any person or group becomes an Acquiring Person but prior to the acquisition by such Acquiring Person of beneficial ownership of 50% or more of the voting power of the shares of Common Stock then outstanding, the Board may exchange the Rights (other than Rights owned by such Acquiring Person, which will have become null and void), in whole or in part, for shares of Common Stock or Preferred Stock (or a series of the Company’s preferred stock having equivalent rights, preferences and privileges), at an exchange ratio of one share of Common Stock, or a fractional share of Preferred Stock (or other stock) equivalent in value thereto, per Right (subject to adjustment for stock splits, stock dividends and similar transactions).

With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional shares of Preferred Stock or Common Stock will be issued (other than fractions of Preferred Stock, which may, at the election of the Company, be evidenced by depositary receipts), and in lieu thereof an adjustment in cash will be made based on the current market price of the Preferred Stock or the Common Stock.

At any time prior to the earlier of (i) the time an Acquiring Person becomes such and (ii) the Final Expiration Date, the Board may redeem the Rights in whole, but not in part, at a price of $0.001 per Right (the “Redemption Price”) payable, at the option of the Company, in cash, shares of Common Stock or such other form of consideration as the Board shall determine. The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

For so long as the Rights are then redeemable, the Company may amend the Plan in any manner. After the Rights are no longer redeemable, the Company may amend the Plan in any manner that does not (i) adversely affect the interests of holders of the Rights as such (other than the Acquiring Person or any associate or affiliate thereof) and (ii) cause the Rights again to become redeemable or cause the Plan again to become amendable as to an Acquiring Person (or any associate or affiliate thereof).

Until a Right is exercised or exchanged, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, any voting or dividend rights, powers or preferences.

The Plan is attached hereto as Exhibit 4.1 and is incorporated herein by reference. The description of the Plan herein does not purport to be complete and is qualified in its entirety by reference to Exhibit 4.1.

Item 3.03. Material Modification to Rights of Security Holders.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 3.03 by reference.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 5.03 by reference.

In connection with the adoption of the Plan, the Company has adopted a Certificate of Designation of Series A Junior Participating Preferred Stock (the “Certificate of Designation”). The Certificate of Designation was filed with the Secretary of State of the State of Delaware on August 15, 2024. See the description of the Plan in Item 1.01 of this Current Report on Form 8-K for a more complete description of the Rights and preferences of the Preferred Stock.

The Certificate of Designation is attached hereto as Exhibit 3.1 and is incorporated herein by reference. The description of the Certificate of Designation herein does not purport to be complete and is qualified in its entirety by reference to Exhibit 3.1.

Item 8.01. Other Events.

On August 16, 2024, the Company issued a press release announcing the adoption of the Plan and the declaration of a dividend of the Rights under the Plan. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Important Additional Information

The Company intends to file a definitive proxy statement and a proxy card with the SEC in connection with the Company’s 2024 annual meeting of stockholders (the “2024 Annual Meeting”). STOCKHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT, ACCOMPANYING PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE 2024 ANNUAL MEETING. Stockholders will be able to obtain the definitive proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Company’s website at https://www.xwell.com/sec-filings.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits:

Exhibit Number	Exhibit Description
3.1	Certificate of Designation of Series A Junior Participating Preferred Stock, filed with the Secretary of State of the State of Delaware on August 16, 2024.
4.1	Tax Benefits Preservation Plan, dated as of August 16, 2024, between XWELL, Inc. and Equiniti Trust Company, LLC, as Rights Agent, together with the following exhibits thereto: Exhibit A — Form of Certificate of Designation of Series A Junior Participating Preferred Stock of XWELL, Inc.; Exhibit B — Form of Right Certificate.
99.1	Press Release, dated August 16, 2024.
104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XWELL, Inc.

Date: August 16, 2024	By:	/s/ Scott R. Milford
	Name:	Scott R. Milford
	Title:	President and Chief Executive Officer